Exhibit (d)(3)

NON-DISCLOSURE AGREEMENT

In connection with a potential transaction (“Proposed Transaction”) between 3M Company (“Interested Party” or “Receiving Party”), and Cogent, Inc., a Delaware corporation (“Company” or “Disclosing Party”), the parties wish to protect and preserve the confidential and/or proprietary nature of certain information and materials of the Company that may be disclosed or made available to the Interested Party or its Representatives (as defined below) in connection with certain discussions, negotiations or dealings between the parties relating to the Proposed Transaction.

In consideration of the foregoing and the rights and obligations set forth herein, both parties hereby agree as of July 31, 2008 (the “Effective Date”):

1.             PROPRIETARY INFORMATION AND OTHER DEFINITIONS.

1.1          “Proprietary Information” means any and all information and material disclosed by Disclosing Party or any of its Representatives to Receiving Party or any of its Representatives in connection with the Proposed Transaction or in the course of the parties’ evaluation and negotiation of the Proposed Transaction, together with all communications, data, reports, analyses, compilations, studies, interpretations, records, notes, lists, financial statements or other materials or information prepared by Receiving Party or any of its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Proprietary Information of Disclosing Party or that reflect the review of, interest in, or evaluation of all or any portion of the Proposed Transaction or Disclosing Party’s business (collectively, “Derived Information”), whether tangible or intangible, furnished or prepared in writing or in oral, graphic, electronic or any other form or manner.  In addition, Proprietary Information shall include (x) the fact that discussions or negotiations are taking place concerning the Proposed Transaction or that Interested Party has made or may make an offer to acquire Company’s stock or assets or that any Proprietary Information has been shared between the parties and their respective Representatives in connection therewith, (y) the proposed terms and conditions of the Proposed Transaction (including any financial terms and conditions) and the status thereof, and (z) the existence, context, and scope of this Agreement.

Proprietary Information shall not include information that: (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by Receiving Party in breach of this Agreement (including any disclosure or other action or inaction by Representatives of Receiving Party that would constitute a breach of this Agreement if undertaken by Receiving Party itself); (ii) is or becomes known or avai1able to Receiving Party or any of its Representatives on a non-confidential basis from a source (other than Disclosing Party or any of its subsidiaries, affiliates or Representatives) that, to the best of the knowledge of Receiving Party, is not prohibited from disclosing such Proprietary Information to Receiving Party by a contractual, legal or fiduciary obligation; or (iii) is or was independently developed by Receiving Party or any of its Representatives without violation of any obligation under this Agreement.

1.2          “Representatives” means as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, financing sources, attorneys, accountants and their respective Representatives).

1.3          “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

2.             NON-DISCLOSURE AND LIMITED USE.

2.1          Non-Disclosure. Without the written consent of Disclosing Party and except as otherwise required by applicable law, Receiving Party shall keep, and shall cause its Representatives to keep, all Proprietary Information confidential and shall not disclose or reveal, and shall cause its Representatives not to disclose or reveal, in any manner whatsoever, in whole or in part, any Proprietary

Information to any person, other than to its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and who are bound by restrictions regarding the disclosure and use of such Proprietary Information (either contractual, legal or fiduciary) owed to Company, Interested Party or any their respective Representatives that are comparable to and no less restrictive than those set forth in this Agreement. Each party shall inform all of its respective Representatives and shall cause its respective Representatives to inform their Representatives who receive Proprietary Information hereunder of the confidential nature of such information and the Proposed Transaction, as well as the terms of this Agreement.  Receiving Party shall not, and shall cause its Representatives to not, use any Proprietary Information for any purpose other than to evaluate the Proposed Transaction or in connection with the consummation of the Proposed Transaction. Each party shall be responsible for any breach of the terms of this Agreement by it or its Representatives.

2.2          Degree of Care.  Receiving Party shall take the same degree of care that it uses to protect its own confidential proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the use, disclosure, publication or dissemination of the Proprietary Information of Disclosing Party.  Receiving Party shall not, and shall cause its Representatives to not, decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) any Proprietary Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Proprietary Information or any portion thereof. Receiving Party shall not use Proprietary Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States.

2.3          Designated Representatives.  Neither Interested Party nor its Representatives shall initiate or maintain contact with any officer, director, stockholder, employee or agent of Company or its subsidiaries regarding the Proposed Transaction, except with the express consent of Company. All (i) communications regarding the Proposed Transaction, (ii) requests for additional information, (iii) requests for on-site access or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to the Representatives designated by the Company.

2.4          Compelled Disclosure of Proprietary Information.  If Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, my rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information, or any other information concerning Disclosing Party, its subsidiaries or affiliates, Receiving Party shall provide Disclosing Party with prompt notice of such request or requirement, in order to enable Disclosing Party (a) to seek an appropriate protective order or other remedy, (b) to consult with Receiving Party with respect to Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (c) to waive compliance, in whole or in part, with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, Receiving Party or its Representatives, as the case may be, shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which Receiving Party is advised by legal counsel is legally required to be disclosed and exercise its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information so disclosed.

2.5          Attornev-Client Privilege. To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that thy have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Proprietary Information shall remain entitled to all protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or my other applicable privilege.

2.6          Definitive Agreement. Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this Agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party). For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement in principle.

2.7          No Representations or Warranties Regarding Proprietary Information. Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto each party acknowledges that neither the other party nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information or any use thereof. Each party hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade. Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in a definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of any such agreement, should the discussions between the parties progress to such a point.

3.             NO SOLICITATION

3.1          No Solicitation of Employees. Interested Party agrees that neither it nor its affiliates will at any time until the one year anniversary of the Effective Date, directly or indirectly, employ or solicit for employment (i) any key technical or management personnel of the Company that has first been introduced by the Company to the Interested Party in connection with the Proposed Transaction or who was otherwise substantively involved in the discussions of the Proposed Transaction or (ii) any other person who is now employed as an officer of the other party or any of its affiliates; provided, that the foregoing restrictions hall not be deemed to prohibit Interested Party or its Representatives from making general public solicitations for employment for any position or from employing any employee of the Company who either responds to such a general solicitation for employment or otherwise contacts Interested Party on his or her own initiative and without solicitation by Interested Party in contravention of the above restriction.  Additionally, the above restriction shall not be deemed to prohibit Interested Party from making offers of employment or offering retention packages to any employees of Company or any of its affiliates in connection with the Proposed Transaction, provided that such offers have been disclosed to the Board of Directors of the Company.

4.             SECURITIES ISSUES.

4.1          No Public Disclosure Required. Each party expressly confirms and agrees that, as of the date hereof, it is not required to make any public disclosure with respect to (a) the Proposed

Transaction (or the terms or conditions of any other acts relating thereto), (b) any item of Proprietary Information (or the fact that Proprietary Information bas been made available to such party), or (c) any discussions or negotiations taking place between the parties with respect to the Proposed Transaction, whether pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, or similar requirements related to general disclosure. If, after the date of this Agreement either party determines that any such disclosure is required, no such disclosure shall be made unless and until such party consults with the other party regarding the necessity and form of any such disclosure, and provides the other party a reasonable opportunity to review the proposed disclosure and comment thereon.

4.2          Restrictions on Sales of Securities. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. However, this will not prevent Receiving Party from purchasing stock through its benefit plans in the ordinary course of business.

5.             OWNERSHIP.

All Proprietary Information (including without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of Disclosing Party, provided, that all Derived Information shall be the sole property of Receiving Party. Receiving Party does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information in accordance with the express provisions of this Agreement. All rights relating to the Proprietary Information that are not expressly granted hereunder to Interested Party are reserved and retained by Disclosing Party.

6.             TERM.

Except as otherwise provided herein, the obligations of this Agreement, including the restrictions on disclosure and use, shall terminate on the second anniversary of the Effective Date; provided that Sections 2.5, 2.6, and 2.7 and Articles 4, 5, 6, 7, 8 and 9 shall survive any termination of this Agreement.

7.             REMEDIES.

Receiving Party agrees that, due to the unique nature of the Proprietary Information, the unauthorized disclosure or use of the Proprietary Information may cause injury to Disclosing Party, the extent of which will be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, Receiving Party agrees that Disclosing Company, in addition to any other available remedies, may have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement ordered by the court. Receiving Party shall notify Disclosing Party immediately if Receiving Party has reason to believe that any person who has had access to the Proprietary Information (including Receiving Party or any of its Representatives) has violated or intends to violate the terms of this Agreement or otherwise disclose any Proprietary Information in violation of the terms hereof. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any ether remedy.

8.             RETURN OF MATERIALS.

If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction, such party shall promptly advise the other party of that decision. In that case, or if the

Proposed Transaction otherwise is not consummated for any reason, Receiving Party shall, upon Disclosing Party’s written request, promptly deliver to Disclosing Party all Proprietary Information, and, at Disclosing Party’s sole election, return or destroy (provided that my such destruction shall be certified by a duly authorized Representative of Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in Receiving Party’s or any of its Representatives’ possession; provided, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered. However, Receiving Party may retain in the office of its legal counsel, one copy of Proprietary Information for record purposes only. Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations hereunder for the term of this Agreement (or such other term as may be applicable to the specific obligation), except as otherwise specifically provided herein.

9.             MISCELLANEOUS.

9.1          Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the confidentiality of the Proprietary Information in connection with the Proposed Transaction and related matters and supersedes all prior or contemporaneous representations, discussions. Proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or ndustry custom.

9.2          Beneficiaries. This Agreement shall inure to the benefit of and be binding upon Interested Party and Company and their respective successors and permitted assigns.

9.3          Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or a default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege or remedy that it has or may have hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of any such right, power, privilege or remedy hereunder.

9.4          Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles.

9.5          Jurisdiction; Waiver of Jury Trial. The parties hereto agree that any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of California, County of Los Angeles, including Federal Courts located therein, should Federal jurisdiction requirements exist. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties hereto specifically waive any right to a jury trial with respect to any matter arising under this Agreement.

9.6          Expenses.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable costs and expenses (including reasonable legal fees and expenses) such non-breaching party has incurred in connection with the enforcement of this Agreement, including any appeal therefrom.

9.7          Severabilitv. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated.

9.8          Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or Facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one(1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other addressor facsimile number as such party may designate by five (5) days advance written notice to the other party hereto).

9.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Non-Disclosure Agreement to be executed as follows:

COMPANY

Cogent, Inc.

By:	/s/ Paul Kim
(signature)

Name:	Paul Kim

Title:	Chief Financial Officer

INTERESTED PARTY

3M Company

By:	/s/ David G. Fellner
(signature)

	Name:	David G. Fellner

	Title:	Manager, Corporate Development

AMENDMENT NO. 1 TO NON-DISCLOSURE AGREEMENT

This Amendment No. 1 to Non-Disclosure Agreement (this “Amendment”) dated as of May         , 2010 (the “Amendment Date”), is entered into between Cogent, Inc., a Delaware corporation (“Company” or “Disclosing Party”) and 3M Company, a Delaware corporation (“Interested Party” or “Receiving Party”) (collectively the “Parties”).

WHEREAS, the Parties previously entered into a Non-Disclosure Agreement dated as of July 31, 2008 (the “Non-Disclosure Agreement”);

WHEREAS, the Parties wish to amend the Non-Disclosure Agreement in certain respects on the terms and conditions set forth herein.

NOW THEREFORE, the Parties hereby agree as follows:

1.             Section 3.1 of the Non-Disclosure Agreement is hereby amended by replacing “one year anniversary of the Effective Date” in the second line of such section with “three year anniversary of the Effective Date.”

2.             Section 6 of the Non-Disclosure Agreement is hereby amended by replacing “second anniversary of the Effective Date” in the second line of such section with “fourth anniversary of the Effective Date.”

3.             This Amendment shall be effective for all purposes as of the Amendment Date. The terms and conditions set forth in this Amendment are in addition to the terms of the Non-Disclosure Agreement which, except as amended in this Amendment, shall continue to remain in full force and effect in accordance with its terms. Any capitalized terms not otherwise defined herein shall have the meanings given such terms in the Non-Disclosure Agreement.

4.             This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives effective as of the Amendment Date.

3M Company		Cogent, Inc.

By:	/s/ David G. Fellner	By:	/s/ Paul Kim

Name:	David G. Fellner	Name:	Paul Kim

Title:	Manager, Corporate Development	Title:	Chief Financial Officer